SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 31, 2007

Date of Report

October 31, 2007

(Date of earliest event reported)

RNS SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-129388	71-098116
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2197 West 2nd Avenue, Suite 103,Vancouver, B.C. , Canada  V6K 1H7

(Address of principal executive offices, including zip code)

(604) 789-2410

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On April 30, 2007, the Registrant entered into a Securities Exchange Agreement (“Agreement”) by and among REGENA THERAPEUTICS, INC., a Delaware corporation (“Regena”), RNS SOFTWARE, INC., a Nevada corporation (“RNS”), the shareholders of Regena (the “Regena Shareholders”), and Livio Susin (the “RNS Redeemed Shareholder”), pursuant to which RNS will purchase all the issued and outstanding capital stock of Regena from the Regena Shareholders (the “Acquisition”).  Following completion of the Acquisition, the business of Regena will be the sole business of RNS and Regena will effectively become the operating public company.  The Agreement was attached to our Current Report on Form 8-K dated May 3, 2007 as Exhibit 10.01.

On July 31, 2007, the parties agreed to amend the Agreement to extend the closing date from July 31, 2007 to August 31, 2007 in consideration of approximately $5,000 to cover additional costs incurred by RNS in connection with its 10-QSB filing.  All other terms and conditions of the Agreement remained the same.  The amendment was included as an exhibit with our 8-K Report dated July 31, 2007.

On August 29, 2007, the parties agreed to further amend the Agreement to extend the closing date from August 31, 2007 to October 31, 2007.  Regena paid an additional $25,000 non-refundable deposit and agreed to pay a total of $215,000 of which the deposit will be applied at closing.

On October 31, 2007, the parties agreed to again amend the Agreement to extend the closing date from October 31, 2007 to January 31, 2008.  As a condition to extending the Agreement, Regena paid an additional $50,000 non-refundable deposit and agreed to pay a total of $300,000 of which all deposits will be applied at closing.  In addition, existing, pre-closing shareholders of RNS will retain a 4.0% ownership which is increased from 3.6875%. RNS will pay for costs in connection with all its periodic reports.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are included with this report on Form 8-K.

Exhibit Number

Title

10.01

Amendment 3 to Securities Purchase Agreement

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RNS SOFTWARE, INC.

Date:  October 31, 2007

By: /s/ Livio Susin

Livio Susin

President and Chief Executive Officer

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